Exhibit 107

Calculation of Filing Fee Table

Rule 424(b)(5)

(Form Type)

Bancolombia S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	Debt	8.625% Subordinated Notes due 2034	457(r)	$800,000,000	100.00%	$800,000,000	$147.60 per $1,000,000	$118,080
	Total Offering Amounts					$800,000,000		$118,080
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$118,080

(1)

The prospectus supplement to which this Exhibit is attached is a final prospectus and relates to the automatic shelf registration statement on Form F-3ASR (File No. 333-264524) filed by the Registrant for the sale of the Registrant’s securities, which became effective on April 27, 2022 (the “Registration Statement”).